Exhibit 99.3

WOLVERINE TUBE, INC.

46,454,545 Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of

Wolverine Tube, Inc.

[            ], 2007

Dear Stockholder:

This notice is being distributed by Wolverine Tube, Inc. (“Wolverine”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at the close of business on [            ], 2007 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the Wolverine prospectus dated [            ], 2007 (the “Prospectus”).

In the Rights Offering, Wolverine is offering an aggregate of 46,454,545 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [            ], 2007, unless extended in the sole discretion of Wolverine (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date.

Each Right will allow you to subscribe for [            ] shares of Common Stock at the cash price of $1.10 per share (the “Subscription Price”).

The Rights will be evidenced by transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at the close of business on the Expiration Date.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates;

4.	Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Wolverine Tube, Inc.;

5.	Request for Taxpayer Identification Number and Certification on Substitute Form W-9; and

6.	A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (866) 278-0091 (or (212) 440-9800 for banks and brokerage firms).

Very truly yours,

WOLVERINE TUBE, INC.

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